EARTHSEARCH COMMUNICATIONS, INC.
AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2009 AND 2008

Contents

Report of registered independent auditor	1

Financial statements
Balance sheets	2-3
Statements of operations	4
Statements of changes in stockholders’ deficit	5
Statements of cash flows	6-7

Notes to financial statements	8-13

Report of Registered Independent Auditor

To the Stockholders
EarthSearch Communications, Inc.
Atlanta, Georgia

We have audited the accompanying balance sheets of EarthSearch Communications, Inc. as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial positions of EarthSearch Communications, Inc. as of December 31, 2009 and 2008, and the results of its operations, changes in stockholders’ deficit, and cash flows for the years then ended for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations, and is dependent upon shareholders to provide sufficient working capital to maintain continuity. These circumstances create substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KBL, LLP

KBL, LLP
Certified Public Accountants and Advisors
February 26, 2010

110 Wall Street, 11th Floor, New York, NY 10005	212.785.9700

EARTHSEARCH COMMUNICATIONS, INC.
BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008
Assets
Current assets
Cash and cash equivalents	$766	$28
Accounts receivable (net of allowance for doubtful accounts of $260,577 and $195,112 respectively)	2,259	-
Prepaid expenses	5,000
Supplier advances	29,576	37,890
Total current assets	37,601	37,918
Property and equipment
Machinery and equipment	26,611	25,756
Furniture and fixtures	22,806	22,806
Equipment to be placed in service	50,007	60,247
	99,424	108,809
Less: accumulated depreciation	43,400	26,795
Net property and equipment	56,024	82,014
Other assets
Capitalized research and development costs (net of accumulated amortization of $367,210 and $64,794)	273,458	422,103
Investment in East Coast Diversified Corporation	100,000	-
Security deposits	4,521	4,521
Total other assets	377,979	426,624

Total assets	$471,604	$546,556

See registered independent auditors’ report and the notes to the financial statements.

EARTHSEARCH COMMUNICATIONS, INC.
BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008
Liabilities and Stockholders’ Deficit
Current liabilities
Bank overdraft	$5,207	$8,837
Accounts and accrued expenses payable	655,494	655,620
Payroll and payroll taxes payable	1,123,410	779,683
Loans payable	1,279,136	946,311
Total current liabilities	3,063,247	2,390,451
Total liabilities	3,063,247	2,390,451
Stockholders’ deficit
Common stock (200, 000, 000 shares $. 01 par value authorized, 136,064,233 and 75,774,233 shares issued and outstanding, respectively)	1,360,642	757,742
Additional paid-in capital	4,946,622	4,824,045
Accumulated deficit	(8,898,907)	(7,425,682)
Total stockholders’ deficit	(2,591,643)	(1,843,895)

Total liabilities and stockholders’ deficit	$471,604	$546,556

See registered independent auditors’ report and the notes to the financial statements.

EARTHSEARCH COMMUNICATIONS, INC.
STATEMENT OF OPERATIONS
FOR THE YEARS ENDED
DECEMBER 31, 2009 AND 2008

	2009	2008
Revenue	$147,193	$1,037,739
Cost of revenue	263,605	603,665
Gross margin	(116,412)	434,074
Selling, general and administrative expenses	1,294,606	1,602,792
Loss from operations	(1,411,018)	(1,168,718)
Other income (expense)
Other income	-	635
Interest expense	(50,027)	(43,780)
Loss on disposal of assets	(12,180)	(4,620)
Total other income (expense)	(62,207)	(47,765)
Net loss	$(1,473,225)	$(1,216,483)

See registered independent auditors’ report and the notes to the financial statements.

EARTHSEARCH COMMUNICATIONS, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED
DECEMBER 31, 2009 AND 2008

December 31, 2009
	Common stock	Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
Balance, beginning of year	$757,742	$4,824,045	$(7,425,682)	$(1,843,895)
Common shares issued for cash	528,900	122,577		651,477
Common shares issued for services	74,000			74,000
Net loss			(1,473,225)	(1,473,225)
Balance, end of year	$1,360,642	$4,946,622	$(8,898,907)	$(2,591,643)

December 31, 2008
	Common stock	Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
Balance, beginning of year	$551,386	$4,354,700	$(6,209,199)	$(1,303,113)
Common shares issued for cash	206,356	469,345		675,701
Net loss			(1,216,483)	(1,216,483)
Balance, end of year	$757,742	$4,824,045	$(7,425,682)	$(1,843,895)

See registered independent auditors’ report and the notes to the financial statements.

EARTHSEARCH COMMUNICATIONS, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED
DECEMBER 31, 2009

Cash flows from operating activities
Net loss	$(1,473,225)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	74,000
Depreciation and amortization	220,887
Bad debt expense	66,587
Loss on disposal of assets	12,180
Changes in operating assets and liabilities:
Increase in accounts receivable	(68,846)
Increase in prepaid expenses	(5,000)
Decrease in supplier advances	8,314
Decrease in bank overdraft	(3,629)
Decrease in accounts and accrued expenses payable	(126)
Increase in payroll and payroll taxes payable	343,728
Net cash used in operating activities	(825,130)
Cash flows from investing activities
Capital expenditures	(2,795)
Investment in East Coast Diversified Corporation	(100,000)
Capitalized research and development costs	(55,639)
Net cash used in investing activities	(158,434)
Cash flows from financing activities
Proceeds from the sale of common stock	651,477
Net increase in loans payable	332,825
Net cash provided by financing activities	984,302
Increase in cash and cash equivalents	738
Cash and cash equivalents, beginning of year	28
Cash and cash equivalents, end of year	$766

Supplementary disclosures of cash flow information
Cash paid during the year for:
Income taxes	$--
Interest expense	3,280

See registered independent auditors’ report and the notes to the financial statements.

EARTHSEARCH COMMUNICATIONS, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED
DECEMBER 31, 2008

Cash flows from operating activities
Net loss	$(1,216,483)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	143,314
Bad debt expense	331,634
Loss on disposal of assets	4,620
Changes in operating assets and liabilities:
Increase in security deposits	(3,321)
Increase in accounts receivable	(130,134)
Increase in supplier advances	(37,890)
Increase in bank overdraft	8,836
Increase in accounts and accrued expenses payable	290,904
Increase in payroll and payroll taxes payable	188,581
Net cash used in operating activities	(419,939)
Cash flows from investing activities
Capital expenditures	(67,649)
Capitalized research and development costs	(388,764)
--
Net cash used in investing activities	(456,413)
Cash flows from financing activities
Proceeds from the sale of common stock	675,701
Net increase in loans payable	171,148
Net cash provided by financing activities	846,849
Decrease in cash and cash equivalents	(29,503)
Cash and cash equivalents, beginning of year	29,531
Cash and cash equivalents, end of year	$28

Supplementary disclosures of cash flow information
Cash paid during the year for:
Income taxes	$--
Interest expense	3,280

See registered independent auditors’ report and the notes to the financial statements.

EARTHSEARCH COMMUNICATIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS

Organization

EarthSearch Communications, Inc. (“The Company”) was founded in November 2003 as a Georgia corporation. The Company is an early stage research and development company with specialization in GPS and RFID technology. The management announced the completion of the development of GPS devices embedded with RFID modules which represents its core technology and products. It has filed provisional business process patent application with the U. S. trademark office, and has commenced sales and commercialization of the technology which it expect will result in revenue that will allow it to sustain its current operation and get to a profitable status.

The company launched sales operations in 2008 but subsequently withdrew sales and commercial resources from the market mid-2008 and 2009 due to the negative economic and market conditions.

The operations of its former wholly owned subsidiary EarthSearch Localizacao de Veiculos, Ltda were discontinued during 2007.

Accounting basis

The Company uses the accrual basis of accounting for financial statement reporting. Revenue is generated from monthly subscription fees charged by the Company to its customers for the use of its GPS applications. Accordingly, revenues are recognized monthly. Expenses are realized when the obligation is incurred.

Cash equivalents

The Company considers certificates of deposit and other highly liquid investments purchased with maturities of ninety days or less to be cash equivalents.

Allowance for bad debts

The Company made allowance for bad debts in the amount of $260,577 and $195,112 respectively for the years ended December 31, 2009 and 2008 due to uncertainty from the customers who defaulted due to the bad economy

Deferred revenue

Deferred revenue represents advanced for distribution, licensing, and subscription fees received that will be recognized as revenue in future periods.

See registered independent auditors’ report.

EARTHSEARCH COMMUNICATIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS

Fixed assets

Fixed assets are stated at cost. Depreciation expense is computed principally by the straight-line method over the following estimated useful lives of the assets:

Estimated
Description	useful life
Furniture and fixtures	7 years
Equipment	5 years
Leasehold improvements	Life of lease

Equipment to be placed in service will be depreciated once the equipment is placed in service.

Income taxes

The Company follows FASB Accounting Standards Codification No 740, Income Taxes. Deferred tax assets or liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting basis of assets and liabilities and their tax basis at each year-end. These amounts are adjusted, as appropriate, to reflect enacted changes in tax rates expected to be in effect when the temporary differences reverse.

The Company records deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities and on operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Research and development costs

Costs incurred internally in researching and developing a computer software product is charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, all software costs are capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. We have determined that technological feasibility for our software products is reached after all high-risk development issues have been resolved through coding and testing. Generally, this occurs shortly before the products are released to manufacturing which occurred in January 2007. The amortization of these costs is included in cost of revenue over the estimated life of the products, which is estimated to be 3 years.

The Company capitalized $55,639 and $388,764 of research and development costs respectively in 2009 and 2008, and recorded $204,283 and $130,216 of amortization expense on these costs respectively for the years ended December 31, 2009, and 2008. The company had expensed $2,060,984 of research and development expenditures from inception to December 31, 2006.

EARTHSEARCH COMMUNICATIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - INCOME TAXES

The Company incurred no federal income tax expense for the years ended December 31, 2009 and 2008. As of December 31, 2009 the Company has a net operating loss carryover of $8,898,907 to offset future net income. Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a full valuation allowance against its net deferred tax asset. At such time as it is determined that it is more likely than not that the deferred tax asset is realizable, the valuation allowance will be reduced.

Temporary differences between the recognition of certain expense items for income tax purposes and financial reporting purposes are as follows:
	2009	2008
Deferred tax asset:
Net operating loss carryforward	$3,025,628	$2,524,732
Valuation allowance	3,025,628	2,524,732
Net deferred tax asset	$--	$--

The Company incurred no federal or state income tax expense for the years ended December 31, 2009 and 2008, and utilized no tax carryforward losses. The Company has a net operating loss carryover of $8,898,907 to offset future income tax. The net operating losses expire as follows:

December 31,	2024	$1,152,418
	2025	1,917,800
	2026	1,663,944
	2027	1,475,037
	2028	1,216,483
	2029	1,473,225

See registered independent auditors’ report .

EARTHSEARCH COMMUNICATIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 – LOANS PAYABLE

Loans payable are as follows:

December 31, 2009

Unsecured $450,000 note payable to Azfar Haque, which bears interest at 9% per annum and was originally due June 15, 2008. The note is current in default. Accrued interest is equal to $72,305.	$522,305

Unsecured non-interest bearing note payable due on demand by Company to Frank Russo, a Director in the Company.	476,206

Unsecured non-interest bearing note payable due on demand by Company to Edward Eppel.	126,400

Unsecured $80,000 note payable to Rainmaker Global, Inc. which bears interest at 30% per annum and was originally due December 31, 2009. The note is current in default. Accrued interest is equal to $6,125.	86,125

Unsecured non-interest bearing note payable due on demand by Company to Charms Investment.	25,000

Unsecured non-interest bearing note payable due on demand by Company to Leonard Marella.	20,000

Unsecured non-interest bearing note payable due on demand by Company to Steve Palmer.	8,000

Unsecured non-interest bearing note payable due on demand by Company to Syed Ahmed.	7,000

Unsecured non-interest bearing note payable due on demand by Company to Alina Farooq.	3,500

Unsecured non-interest bearing note payable due on demand by Company to Andrea Rocha, Company Chief Financial Officer and President’s wife	2,600

Unsecured non-interest bearing note payable due on demand by Company to Kayode Aladesuyi, Company Chief Executive Officer and President and significant Company shareholder.	2,000
$1,279,136

The Company accrued $46,625 in interest expense on the above loans.

See registered independent auditors’ report .

EARTHSEARCH COMMUNICATIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 – LOANS PAYABLE

Loans payable are as follows:

December 31, 2008

Unsecured $450,000 note payable to Azfar Haque, which bears interest at 9% per annum and was originally due June 15, 2008. The note is current in default. Accrued interest is equal to $31,805.	$481,805

Unsecured non-interest bearing note payable due on demand by Company to Frank Russo, a Director in the Company.	443,406

Unsecured non-interest bearing note payable due on demand by Company to Steve Palmer.	8,000

Unsecured non-interest bearing note payable due on demand by Company to Syed Ahmed.	7,000

Unsecured non-interest bearing note payable due on demand by Company to Alina Farooq.	3,500

Unsecured non-interest bearing note payable due on demand by Company to Andrea Rocha, Company Chief Financial Officer and President’s wife	2,600
$946,311

The Company accrued $40,500 in interest expense on the above loans.

NOTE 4 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations, and is dependent upon the sale of equity securities to provide sufficient working capital to maintain continuity. These circumstances create substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has incurred net losses of $1,473,225 and $1,216,483 respectively for the years ended December 31, 2009 and 2008, and, as of December 31, 2009, had incurred cumulative losses since inception of $8,898,907.

The Company’s existence in the current and prior periods has been dependent upon a) advances from related parties and other individuals and b) obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

See registered independent auditors’ report .

EARTHSEARCH COMMUNICATIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 5 – OPERATING LEASE

During 2007 the Company conducted its operations in office space located in Marietta, Georgia. In the second half of 2007 there was a fire. As a result of the inconvenience caused by the fire the Company paid rent only for the first seven months of 2007. In March, 2008 the Company moved its offices to new facilities.

The future minimum lease payments are as follows:

December 31,	2010	$54,252
	2011	$22,605

Rent expense was $ 65,119 and $36,463 respectively for the years ended December 31, 2009 and 2008.

NOTE 6 – INVESTMENT IN EAST COAST DIVERSIFIED CORPORATION

On December 18, 2009, the principal shareholders (the “Sellers”) of East Coast Diversified Corporation (“ECDC”) entered into a Securities Purchase Agreement (the “Agreement”) with Kayode Aladesuyi (the “Buyer”), the President of the Company, pursuant to which Sellers, owners of record and beneficially an aggregate of 7,029,950 shares of Common Stock, par value $0.001 per share (“Common Stock”) of ECDC, agreed to sell and transfer Sellers' 7,029,950 shares of Common Stock (the "Sellers’ Shares”) to the Buyer for total consideration of Three Hundred Thousand ($300,000) Dollars. The Agreement also provides that the Company will enter into a share exchange agreement with the Company.

On January 15, 2010, ECDC and the Company executed a Share Exchange Agreement pursuant to which ECDC agreed to issue 35 million restricted shares to the shareholders of the Company. In connection with this transaction the Company incurred $100,000 as of December 31, 2009 towards the final purchase price of the transaction. The final closing was concluded and is effective April 2, 2010. The board of ECDC passed a resolution electing the board and management of the Company and effectively resigned from the board of ECDC.

NOTE 7 – SUBSEQUENT EVENTS

On January 15, 2010, ECDC and the Company executed a Share Exchange
Agreement pursuant to which East Coast Diversified Corporation (“ECDC”) agreed to issue 35 million restricted shares to the shareholders of the Company in connection with a Securities Purchase Agreement (see Note 6). In connection with this transaction the Company incurred $100,000 as of December 31, 2009 towards the final purchase price of the transaction. The final closing was concluded and is effective April 2, 2010. The board of ECDC passed a resolution electing the board and management of the Company and effectively resigned from the board of ECDC.

See registered independent auditors’ report .